Table of Contents

Exhibit 4

COMPAÑIA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE TWELVE MONTHS PERIOD ENDED AS OF DECEMBER 31, 2007 VS. 2006
Figures in Million of Constant Ch$ as of December 31, 2007

	2007	2006

NET CASH PROVIDED DUE TO OPERATING ACTIVITIES	244,285	250,578

Net income (Gain)	10,856	25,081

Result from asset sales	(1,905)	(397)

Gain (loss) in sale of fixed assets	(1,905)	(397)

Charges (credits) to income not affecting cash flow:	246,210	250,052

Depreciation	210,354	220,669
Intangibles amortization	5,858	4,797
Write-off and provisions	19,570	20,228
Equity earnings from related companies (less)	(1,888)	(2,094)
Equity losses from related companies	-	36
Amotization of goodwill	1,569	2,387
Price-level restatement (net)	(1,754)	(538)
Gain (loss) on foreign currency transactions	360	(177)
Other credits not affecting cash flow	(785)	(374)
Other charges not affecting cash flow	12,925	5,118

Decrease (increase) in current assets:	(43,709)	(21,860)

(Increase) Decrease in trade receivables	(16,707)	(27,257)
(Increase) Decrease in inventories	(1,822)	(1,816)
(Increase) Decrease in other current assets	(25,180)	7,213

Increase (decrease) in current liabilities:	32,943	(2,254)

Increase (decrease) due to related companies,
related with operating activities	49,531	8,721
Increase (decrease) in accrued interest payable	(415)	1,171
Increase (decrease) in income tax payable, net	(5,192)	(17,449)
Increase (decrease) in other accounts payable	-	-
related with non operating result	(6,040)	5,987
Increase (decrease) in value-added tax, net, and other	(4,941)	(684)

Income (loss) of minority interest	(110)	(45)

COMPAÑIA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE TWELVE MONTHS PERIOD ENDED AS OF DECEMBER 31, 2007 VS. 2006
Figures in Million of Constant Ch$ as of December 31, 2007

	2007	2006

NET CASH PROVIDED BY FINANCING ACTIVITIES	(72,243)	(193,689)
Liabilities with the public	-	78,796
Repayment of dividends (less)	(19,434)	(25,800)
Repayment of capital (less)	(51,445)	(43,600)
Repayment of liabilities with the public (less)	(1,365)	(202,347)
Other disbursements	-	(738)
NET CASH USED IN INVESTING ACTIVITIES	(133,799)	(116,014)
Sale of fixed assets	2,183	1,614
Sale of other investments	16,284	-
Additions to fixed assets (less)	(144,654)	(117,629)
Other disbursements	(7,612)	-
NET CASH FLOW FOR THE PERIOD	38,242	(59,125)
PRICE-LEVEL RESTATEMENT EFFECT ON CASH AND CASH EQUIVALENTS	(4,101)	(927)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	34,141	(60,053)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	44,407	104,459
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	78,548	44,407